Exhibit 99.1

Corcept Therapeutics Announces Second Quarter 2009 Results and Development Highlights

MENLO PARK, CA--(Marketwire - August 11, 2009) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the development of drugs for the treatment of severe metabolic and psychiatric disorders, today reported financial results for the second quarter ended June 30, 2009.

"During the second quarter we continued to make progress in all of our development programs. We enrolled patients in our Phase 3 trial of CORLUX® in Cushing's Syndrome, a disease with a significant unmet medical need. We anticipate completion of enrollment in the study this year and announcement of pivotal data in mid-2010. We enrolled patients in our Phase 3 trial in psychotic depression, another serious illness for which there is no FDA-approved treatment. We made progress toward an Investigational New Drug (IND) application for our lead next-generation GR-II antagonist, which we have been evaluating for the mitigation of weight gain and metabolic disturbances associated with the use of antipsychotic medications," said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept. "We believe these programs demonstrate the broad potential for our GR-II antagonist platform across a wide range of important metabolic and psychiatric diseases and our strategy to bring these products efficiently to the market."

Second Quarter and Recent Development Highlights

During the quarter we continued to execute on our strategy to move CORLUX toward the market, demonstrate its broad potential in multiple indications, generate proof of concept data for our next-generation selective GR-II antagonists and conserve capital to support the operation of the company through the achievement of key milestones. We:

--  Enrolled patients in our 50-patient open-label Phase 3 trial of CORLUX in patients with Cushing's Syndrome, which is being conducted at leading institutions throughout the United States.

--  Enrolled patients in our double-blind placebo controlled Phase 3 trial of CORLUX in patients with psychotic depression.  We have completed the previously announced reduction in spending on this trial to conserve our resources, and are now conducting the trial at eight clinical sites.

--  Presented positive results from studies of CORLUX and one of our next generation selective GR-II antagonists, CORT 108297, at the American
    Diabetes Association and the Collegium International Neuro-Psychopharmacologicum annual meetings.  These data demonstrated the potential of GR-II antagonists to prevent weight gain and reduce abdominal fat, fasting insulin, and triglycerides caused by antipsychotic drugs widely used for the treatment of schizophrenia and bipolar disorder.

--  Published results from one of our earlier Phase 3 trials of CORLUX for the treatment of psychotic depression in the journal Contemporary Clinical
    Trials.  The results demonstrate a statistically significant association between CORLUX plasma concentration and response rate and also exhibit meaningful variability across clinical sites.  Both findings were instructive in designing our ongoing Phase 3 trial in psychotic depression, including an increase in dose administered and the addition of centralized raters.

Second Quarter and Financial Results

For the second quarter of 2009, Corcept reported a net loss of $4.9 million, or $0.10 per share, compared to a net loss of $4.4 million, or $0.09 per share, for the second quarter of 2008.

As of June 30, 2009, Corcept had cash, cash equivalents and marketable securities of $14.4 million. The total cash used in the company's operating activities for the first six months of 2009 was $9.9 million.

Total operating expenses increased to $4.9 million for the second quarter of 2009, from $4.7 million for the same period in 2008. In the second quarter of 2009, research and development expenses of $3.3 million were flat with the second quarter of 2008. Increased spending on the clinical trial for the treatment of Cushing's Syndrome and for development of our new selective GR-II antagonists was offset by decreased spending associated with the clinical trial for the treatment of the psychotic features of psychotic depression, as we executed on our previously announced plan to scale back that program.

General and administrative expenses increased to $1.5 million for the second quarter of 2009, from $1.4 million for the same period in 2008, primarily attributable to increases in staffing and consultancy expenses.

Outlook for the Remainder of 2009

We expect continued progress in the development of CORLUX and our series of selective GR-II antagonists during the remainder of 2009. We remain on track to complete enrollment in our Phase 3 pivotal trial of CORLUX in Cushing's Syndrome by the end of 2009, generating data from the trial in mid-2010. The FDA granted us Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing's Syndrome, which provides seven years of marketing exclusivity from the date of approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process. We believe that the Cushing's program provides us with a near-term value creation opportunity for our shareholders.

We continue to enroll patients in our Phase 3 trial in psychotic depression. As announced earlier this year, due to the relatively high cost of this program, length of the trial, and our current financial constraints, we scaled back our planned rate of spending, reduced the number of clinical sites to eight, and extended the timeline for completion of this trial.

Based on the positive results from several preclinical studies of our next-generation selective GR-II antagonist, CORT 108297, for the mitigation of weight gain and related metabolic disturbances, as well as positive proof-of-concept data with CORLUX in humans, we plan to submit an IND for CORT 108297 by year-end.

"We continue to focus on moving Cushing's Syndrome towards a New Drug Application (NDA) submission, while advancing our other programs in a deliberate, cost effective manner," added Dr. Belanoff. "We continue to anticipate our current cash balance is sufficient to operate the company into early 2010, even in the absence of any additional financing," said Caroline Loewy, Chief Financial Officer of Corcept.

About Cushing's Syndrome

Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol. Cushing's Syndrome is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in an incidence of over 3,000 new patients in the US. An estimated 20,000 patients in the US have Cushing's Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively. There is no FDA-approved treatment for Cushing's Syndrome.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Weight Gain associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol. There is no FDA-approved treatment for the weight gain associated with the use of antipsychotic medications.

About CORLUX

Corcept's first-generation compound, CORLUX, also known as mifepristone, directly blocks the GR-II receptor and the progesterone receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About CORT 108297

CORT 108297 is one of several potent, selective antagonists of the GR-II (cortisol) receptor that we have discovered and for which Corcept owns worldwide intellectual property rights. In in vitro binding affinity and functional assays it does not have affinity for the PR (progesterone), ER (estrogen), AR (androgen) or GR-I (mineralocorticoid) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two Phase 3 programs ongoing; CORLUX for the treatment of Cushing's Syndrome and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept has also developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED BALANCE SHEETS
(in thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)	(Note)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$14,447	$18,309
Other current assets	974	1,270
Total current assets	15,421	19,579

Other assets	189	196
Total assets	$15,610	$19,775

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$670	$1,304
Other current liabilities	1,468	1,558
Total current liabilities	2,138	2,862

Capital lease obligation, long-term portion	1	6

Total stockholders’ equity	13,471	16,907

Total liabilities and stockholders’ equity	$15,610	$19,775

Note:  Derived from December 31, 2008 audited financial statements.

CORCEPT THERAPEUTICS INCORPORATED
STATEMENTS OF OPERATIONS
 (in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Collaboration revenue	$6	$—	$30	$—

Operating expenses:
Research and development*	3,342	3,277	7,526	6,126
General and administrative*	1,546	1,410	2,920	2,643
Total operating expenses	4,888	4,687	10,446	8,769

Loss from operations	(4,882)	(4,687)	(10,416)	(8,769)

Interest and other income, net	6	298	92	455
Other expense	(2)	(7)	(4)	(11)
Net loss	$(4,878)	$(4,396)	$(10,328)	$(8,325)

Basic and diluted net loss per share	$(0.10)	$(0.09)	$(0.21)	$(0.19)
Shares used in computing basic and diluted net loss per share	49,763	48,473	49,763	44,354

*Includes non-cash stock-based compensation of the following:
Research and development	$68	$67	$132	$132
General and administrative	399	344	758	694
Total non-cash stock-based compensation	$467	$411	$890	$826

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com